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                                                                  EXHIBIT 10.24

                           COMPUTERVISION CORPORATION

                         Management Retention Agreement


Mr. Rock S. Gnatovich
46 York Street
Lexington, MA 02173

     Computervision Corporation (the "Company") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.

     The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "Change in Control" (as defined below).

     1. Certain Definitions.
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     As used herein, the following terms shall have the following respective meanings:

          (a) A "CHANGE IN CONTROL" shall occur or be deemed to have occurred only if any of the following events occur:

               (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly by the stockholders of the Company in substantially the

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          same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities (other than as a result of the acquisition of such securities directly from the Company);

               (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii) or (iv) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

               (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than
          (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined), other than a person holding 50% or more of the combined voting power of the Company's then outstanding securities immediately prior to such recapitalization, acquires 50% or more of the combined voting power of the Company's then outstanding securities; or

               (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

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                    (b) "CAUSE" shall mean (i) an intentional act of fraud,
          embezzlement or theft in connection with your duties to the Company or in the course of your employment with the Company, (ii) your willful engaging in gross misconduct which is demonstrably and materially injurious to the Company, (iii) your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), which such failure is not cured within 30 days after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed your duties. For purposes of this Subsection, no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

                    (c) "DATE OF TERMINATION" shall have the meaning set forth in Section 3(c).

                    (d) "DISABILITY" shall be deemed to have occurred if, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written Notice of Termination by reason of disability is given to you, you shall not have returned to the full-time performance of your duties.

                    (e) "GOOD REASON" shall mean, without your express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs
          (A), (C), (D), (F) or (G), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                              (A) any significant diminution in your position, duties, responsibilities, power, title or office as in effect immediately prior to a Change in Control;

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                              (B) any reduction in your annual base salary as in
           effect on the date hereof or as the same may be increased from time to time;

                              (C) the failure by the Company to (i) continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, (ii) continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control or (iii) award cash bonuses to you in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance and your individual performance;

                              (D) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                              (E) any requirement by the Company or of any person in control of the Company that (i) the location at which you perform your principal duties for the Company be changed to a new location that is both outside a radius of 35 miles from your principal residence at the time of the Change in Control and more than 35 miles from the location at which you perform your principal duties for the Company at the time of the Change in Control or (ii) you travel on an overnight basis more than 90 days in any consecutive 12-month period;

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                              (F) the failure of the Company to obtain a
          reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5; or

                              (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(b), which purported termination shall not be effective for purposes of this Agreement.

                    (g) "NOTICE OF TERMINATION" shall have the meaning set forth in Section 3(b).

                    (h) "SEVERANCE PAYMENTS" shall have the meaning set forth in Section 4(c)(ii).

                    (i)     "TERM" shall have the meaning set forth in
          Section 2.

     2. Term of the Agreement.
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     The term of this Agreement (the "Term") shall commence as of the date hereof and shall continue in effect through December 31, 1999; provided, however, that commencing on January l, 2000 and each January l thereafter, the Term shall be automatically extended for one additional year unless, not later than November 30 of the preceding calendar year, the Company shall have given you written notice that the Term will not be extended; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended Term, this Agreement shall continue in effect for a period of not less than 24 months beyond the month in which such Change in Control occurred.

     3. Employment Status; Termination Following Change in Control.
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          (a) No benefits shall be payable under this Agreement unless there has been a Change in Control of the Company during the Term. You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee. You may terminate your employment at any time, with or without Good Reason. If your employment with the Company terminates for any reason and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder.

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          (b) Any termination of your employment by the Company or by you following a Change in Control of the Company during the Term shall be communicated by written notice of termination that indicates the specific provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated ("Notice of Termination"). A Notice of Termination shall be delivered to the other party hereto in accordance with
Section 6.

          (c) The "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated by the Company for Cause, by you for Good Reason or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty
(30) days from the date such Notice of Termination is given and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given); provided, however, that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection.

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          (d) You shall be entitled to the benefits provided in Section 4 if a
Change in Control shall have occurred during the Term and your employment with the Company is subsequently terminated or terminates within 24 months after such Change in Control, unless such termination is (A) because of your death, (B) by the Company for Disability or Cause , or (C) by you other than for Good Reason.

          (e) Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement.

     4. COMPENSATION UPON TERMINATION. Following a Change in Control of the Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the Term:

          (a) DISABILITY. During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned compensation at the rate in effect at the commencement of any such period (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated by reason of Disability. Thereafter, or in the event your employment is terminated by reason of death, your benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

          (b) CAUSE AND VOLUNTARY TERMINATION OTHER THAN FOR GOOD REASON. If your employment shall be terminated by the Company for Cause or by you other than for Good Reason following a Change in Control, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the full fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

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          (c) TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION FOR GOOD REASON.
If your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason within 24 months after a Change in Control, then you shall be entitled to the benefits below:

               (i) the Company shall pay to you (A) your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the full fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due and (B) if you so elect, in lieu of your right to continue to receive deferred compensation under any deferred compensation plan of the Company then in effect, no later than the fifth full day following the Date of Termination, a lump-sum amount, in cash, equal to the deferred amounts together with any earnings credited on such amounts under such plan;

               (ii) the Company will pay as severance pay to you, at the time specified in Subsection (d) below, a severance payment in an amount equal to
2.99 times the sum of (A) the higher of (x) your annual base salary in effect on the Date of Termination or (y) your annual base salary in effect immediately prior to the Change in Control, and (B) 100% of the average annual incentive bonus paid or payable to you by the Company for the two fiscal years ending immediately prior to the fiscal year in which the Change of Control occurs;

               (iii) the Company shall pay to you, as incurred, to the extent permitted by law, all legal fees and expenses reasonably incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement; and

               (iv) for an 18-month period after such termination, the Company shall arrange to provide you with life, dental, and group health insurance benefits on terms substantially similar to those applicable immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (iv) if an equivalent benefit is actually received by you from another employer during the 18-month period following your termination, and any such benefit actually received by you shall be reported to the Company.

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          (d) The payments provided for in Subsection 4(c)(ii) shall be made in thirty-nine (39) substantially equal bi-weekly installments over the three-year period following the Date of Termination.

          (e) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.

          (f) The Company's obligation to provide the installment payments and benefits set forth in Subsection 4(c) are subject to your compliance in all material respects with all agreements and covenants between you and the Company set forth in the Employment Agreement attached hereto as EXHIBIT A, including without limitation your agreement to refrain from (i) competing with the Company, (ii) disclosing or using confidential or proprietary information of the Company, or (iii) soliciting or otherwise inducing Company employees to leave the employment of the Company.

     5. Successors; Binding Agreement.
        -----------------------------

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if you elect to terminate your employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, Company shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors,

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administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

     6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, at Computervision Corporation, 100 Crosby Drive, Bedford, Massachusetts 01730, Attention: General Counsel, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7. Miscellaneous.
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          (a) The invalidity or unenforceability of any provision of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

          (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

          (d) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

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          (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

          (f) This Agreement and the Exhibits attached hereto set forth the entire agreement of the parties hereto in respect of the rights and obligations of the parties after the occurrence of a Change of Control and supersedes all prior agreements, promises, covenants and arrangements, whether oral or written, by any officer, employee or representative of any party hereto in respect of a Change of Control, PROVIDED, HOWEVER, that the terms and provisions of any employment agreement now in effect or subsequently entered into between you and the Company which governs the terms of your employment prior to or without regard to a Change of Control shall continue to remain in full force and effect and shall not be modified or superseded by this Agreement.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                   Sincerely,


                                   COMPUTERVISION CORPORATION


                                   By /s/ Anthony S. Fiore
                                     --------------------------------------
                                     Title: Vice President, General Counsel



Agreed to as of the 4th day of September, 1996.


/s/ Rock Steven Gnatovich
----------------------------
  (Signature)


  Rock Steven Snatovich
----------------------------
  Print Name

Address: 46 York Street
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         Lexington, Ma 02173
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